EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the purchase and sale of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase or sale price of the shares of Common Stock purchased or sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
1/07/20111	Purchase	$17.0933	3000
1/10/20112	Purchase	17.1100	2800
1/11/2011	Purchase	17.50	3200
1/12/20113	Purchase	17.4851	2010
1/31/20114	Purchase	16.4624	5393
2/3/2011	Purchase	16.50	100
2/4/20115	Purchase	16.4656	10804
2/7/20116	Purchase	16.3299	10110
2/7/20117	Sale	18.8262	555000

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1 This transaction was executed in multiple trades at prices ranging from $16.93 - 17.25.
2 This transaction was executed in multiple trades at prices ranging from $16.94 - 17.15.
3 This transaction was executed in multiple trades at prices ranging from $17.46 - 17.50.
4 This transaction was executed in multiple trades at prices ranging from $16.40 - 16.50.
5 This transaction was executed in multiple trades at prices ranging from $16.39 - 16.50.
6 This transaction was executed in multiple trades at prices ranging from $16.15 - 16.50.
7 This transaction was executed in multiple trades at prices ranging from $18.80 - 18.90.